Exhibit 99.1

WIRELESS FACILITIES REPORTS FIRST QUARTER RESULTS

San Diego, CA, May 4, 2005 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the first quarter of fiscal 2005.  Revenues for the first quarter of fiscal 2005 were $101.2 million compared to $97.1 million in the first quarter of fiscal 2004.  Net income for the first quarter of 2005 was $3.5 million or $.05 per share (diluted) compared to net income of $5.9 million or $.08 per share (diluted) in the first quarter of fiscal 2004.   Net income for the first quarter of 2004 includes a tax provision at an effective rate of 19% while net income for the first quarter of 2005 includes a tax provision at an effective rate of 37.5%.

“As we indicated when we revised our outlook for the quarter a couple of weeks ago, even though we were disappointed with first quarter financial results, there were many areas where WFI continued to make progress over the past three months.  We generated nearly $12 million in cash flow from operations in the quarter, and made great strides in reducing our DSOs.  Additionally, a key area of success for us in the first quarter was our sales efforts in our domestic carrier division, where we were able to win work at a record pace.  We are fortunate that the dynamics of the industry in which we operate, the wireless industry, continue to be favorable, and are expected to remain favorable over the near term,” said Eric M. DeMarco, President and CEO of WFI.

“Our many important contract wins in the first quarter included:

•  Multiple contracts with a major U.S. national wireless carrier for new site deployments in the western region bringing total deployment backlog with this customer to over $23 million;

•  A contract with a major U.S. national wireless carrier worth approximately $15 million for site modifications in upstate NY in preparation of 3G services;

•  A contract with a major U.S. national wireless carrier for UMTS design services over the next two years; and

•  Numerous contracts with a major U.S. national wireless carrier for EV-DO network upgrades.  We have now completed work for this customer in 15 major metropolitan markets.”

“Our biggest operational challenge throughout the company but especially in our domestic carrier division continues to be finding enough qualified engineering talent to fill current demand.  We have numerous openings for engineering positions today, and have recently brought on additional recruiting resources to help with this effort.”

“As we look to the second quarter and to the balance of 2005, we believe there remain significant opportunities for us to grow our business.  In our Wireless Network Services division, these include technology upgrades by the major carriers both domestically and internationally, network integration activities related to the AT&T/Cingular merger, spectrum clearing and frequency realignment activities related to the Federal Communication Commission’s recent action on the reallocation of licenses in the 800 megahertz frequencies, deeper penetration into some of the major U.S. carriers with whom we have only recently begun to win a significant amount of work, and diversification into additional Latin American and European markets by leveraging off our existing customer base.  In the enterprise market, we believe the rapidly growing municipal wireless market should provide us with new revenue opportunities, and in the government market, technology upgrades as a result of increased homeland security and military transformation efforts should continue to fuel demand for our services.”

The following is the Company’s outlook for fiscal year 2005.  The financial outlook represents management’s expectations about the Company’s future financial performance based on information currently available.

FY 2005 Financial Outlook

	Q2 2005	Full Year 2005

Revenue	$114 – 119 million	$470 - $490 million

EPS (diluted)	~ $.07	$.29 - $.33

Effective tax rate	37.5%	37.5%

Diluted Shares	76 million	77 million

WFI will hold a conference call to discuss first quarter results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 3:30 p.m. Pacific Time on May 4 through 3:30 p.m. Pacific Time on May 18 by dialing (800) 633-8284 Code # 21242996.

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the Company’s ability to diversify into additional Latin American and European markets; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company’s internal controls identified by the Company’s independent auditors; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 31, 2005 and in other filings made with the Securities and Exchange Commission.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in millions, except per share data)

	Three Months Ended March 31,
	2005	2004

Revenues	$101.2	$97.1

Cost of revenues	78.4	75.4
Gross profit	22.8	21.7

Selling, general and administrative expenses	16.1	13.4
Depreciation and amortization	1.1	1.2
Operating income	5.6	7.1
Other income (expense), net	—	0.4
Income from continuing operations before income taxes	5.6	7.5
Provision for income taxes	2.1	1.4
Income from continuing operations	3.5	6.1
Loss from discontinued operations, net of taxes	—	(0.2)
Net income	$3.5	$5.9

Basic earnings (loss) per common share:
Income from continuing operations	$0.05	$0.09
Loss from discontinued operations, net of taxes	—	(0.00)
Net income	$0.05	$0.09

Diluted earnings (loss) per common share:
Income from continuing operations	$0.05	$0.08
Loss from discontinued operations, net of taxes	—	(0.00)
Net income	$0.05	$0.08

Weighted average common shares outstanding
Basic	71.2	64.2
Diluted	75.9	76.9

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